Exhibit 99.2

          The DIRECTV Group Announces Filing of Registration
                   Statement for Secondary Offering


    EL SEGUNDO, Calif.--(BUSINESS WIRE)--Jan. 21, 2005--The DIRECTV Group, Inc. (NYSE:DTV) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed secondary offering of its common stock. The selling stockholders, The General Motors Special Hourly Employees Pension Trust, the General Motors Special Salaried Employees Pension Trust and the Sub-Trust of the General Motors Welfare Benefit Trust, will be offering to sell an aggregate of 110 million shares of common stock and intend to grant the underwriters an option to purchase 16.5 million additional shares held by them. The DIRECTV Group will not receive any of the proceeds from the sale of shares in the proposed offering.
    Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will serve as joint book running managers, with Citigroup Global Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. acting as co-managers for the proposed offering.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
    A copy of the prospectus relating to these securities may be obtained, when available, from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, (212-902-1171), Attn: Prospectus Department, or from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, (212-761-6775).
    The DIRECTV Group, Inc. is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation.

    This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved.


    CONTACT: The DIRECTV Group, Inc.
             Bob Marsocci, 310-964-4656